Exhibit 99.1

JetPay Corporation Announces Second Quarter Financial Results with a 36.8% Increase in Quarterly Revenues, including a 58.8% Increase in Payment Processing Revenues

Berwyn, PA – August 12, 2015 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the second quarter and six months ended June 30, 2015.

Financial Highlights

•	Revenues increased 36.8%, or $2.84 million, to $10.57 million for the quarter ended June 30, 2015 from $7.73 million for the same period in 2014, and up 34.7% to $21.41 million for the six months ended June 30, 2015 as compared to $15.9 million for the same period in 2014.

•	Revenues within our Payment Processing Segment increased $2.76 million, or 58.8%, to $7.45 million in the second quarter of 2015 from the same period in 2014, and $5.24 million, or 56.4%, to $14.53 million in the first half of 2015 as compared to the first half of 2014.

•	Gross profit increased 35.2% to $4.05 million, or 38.3% of revenues, for the quarter ended June 30, 2015, up from $2.99 million for the same period in 2014, and 30.3% to $8.43 million, or 39.4% of revenues in the first half of 2015 as compared to 2014.

•	Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) were $852,000 and $(415,000) for the second quarter of 2015 and 2014, respectively, and $1.86 million and $291,000 for the six months ended June 30, 2015 and 2014, respectively. EBITDA, adjusted for non-recurring and non-cash items, (“adjusted EBITDA”) - (see Non-GAAP Financial Measures definition and reconciliation of operating income to EBITDA and adjusted EBITDA below), was $1.14 million, or 10.8% of revenues, in the second quarter of 2015, as compared to $500,000, or 6.5% of revenues, in the same period in 2014. Adjusted EBITDA was $2.46 million, or 11.5% of revenues, for the six months ended June 30, 2015, as compared to $1.48 million, or 9.3% of revenues, for the same period in 2014. The increase in adjusted EBITDA in the second quarter of 2015 and first half of 2015 vs. 2014 was directly related to the Company’s increased revenues, particularly in the Payment Processing Segment.

•	Net loss before accretion of convertible preferred stock was reduced from $(2.37) million for the quarter ended June 30, 2014 to $(395,000) in the second quarter of 2015, and from $(3.76) million for the six months ended June 30, 2014 to $(615,000) in the same period in 2015.

•	The ratio of our total debt to total capitalization, which consists of total debt of $17.12 million and convertible preferred stock and stockholders’ equity totaling $54.17 million, was 24.0% at June 30, 2015, a slight increase from 23.1% at December 31, 2014.

Recent News Highlights

•	JetPay continues to be seen as the go-to expert in the Card-Not-Present (“CNP”) industry following its sponsorship of the 2015 CNP Expo, a national conference focused on CNP transactions. Additionally, Trent Voigt, CEO of JetPay Payments, was selected as the conference’s keynote speaker, providing important insight regarding the potential increase in fraud following the adoption of EMV smart-chip card technology in the United States, its impact on CNP merchants, as well as his views on CNP security.

•	JetPay announced its collaboration with Rezzcard to offer the first electronic payment card allowing tenants of affordable housing to pay their rent, as well as other bills, easier and with significant savings in comparison to using check cashing agencies, money orders, and other third-party payment methods. Rezzcard, the creators of the first financial services platform designed exclusively for affordable and workforce housing, will combine the technology of the Rezzcard mobile app with JetPay’s MAC Visa® prepaid card to facilitate payments with just one tap on a user’s handheld electronic devise.

“With our third consecutive quarter of strong double-digit revenue growth and EBITDA increase, JetPay is clearly on its way to provide the consistent growth and earnings expected by shareholders of a high-growth payment company,” stated Bipin C. Shah, Chairman and CEO of JetPay Corporation. “We believe that while we still have work ahead to ensure consistent growth, the investments we have made in the expansion of our sales and marketing efforts, along with investments in our technology platforms and professionals, will provide a strong platform for long-term, above-market growth. Our continued focus is to concentrate on innovative, new product and service development to maintain our strength in the Card-Not-Present market, which sets us apart from our competitors, as well as strengthens our payroll and card services businesses and improves our ability to deliver all three products through our Financial Institution and other payment channels.”

Financial Results, Second Quarter 2015 Compared to Second Quarter 2014

Revenues were $10.57 million for the three months ended June 30, 2015, compared to $7.73 million for the same period in 2014, an increase of $2.84 million, or 36.8%. Revenues for our Payment Processing Segment increased $2.76 million, or 58.8%, for the three months ended June 30, 2015 compared to the same period in 2014. The increase was partially related to JetPay Strategic Partners, which was acquired on November 7, 2014, contributing $1.86 million of revenues, an increase of $609,000, or 30.8%, in our ISO, VAR and ISV (“Third Party”) business and an increase of $369,000, or 17.6%, in direct merchant services revenues. Revenues for our Payroll Segment increased $70,000, or 2.3%, for the three months ended June 30, 2015, as compared to the same period in 2014. This increase was attributable to net growth in the volume of payroll and related payroll taxes processed in addition to revenues generated from our new Human Resources (“HR”) and Affordable Care Act (“ACA”) services.

Operating loss for the three months ended June 30, 2015 was $(56,000), compared to $(1.07) million for the same period in 2014. Operating loss includes depreciation and amortization expense of $882,000 and $663,000 for the three months ended June 30, 2015 and 2014, respectively. The decrease in the operating loss was attributable to an increase in gross profit of $1.05 million, and a decrease in selling, general, and administrative (“SG&A”) expenses of $214,000. SG&A expenses in the second quarter of 2015 included professional fees and settlement costs for non-recurring matters of $227,000. SG&A expenses in the second quarter of 2014 included professional fees and settlement costs for non-recurring matters of $590,000 and a non-cash loss on disposal of fixed assets of $237,000. Operating loss was also affected by our significant investment in sales and technology personnel in 2014 as well as the first half of 2015.

Net loss for the three months ended June 30, 2015 was $(395,000), or a net loss applicable to common stockholders of $(1.64) million after accretion of convertible preferred stock of $1.24 million, a loss per share applicable to common stockholders of $(0.12), compared to a net loss of approximately $(2.37) million, or a net loss applicable to common stockholders of $(2.91) million after accretion of convertible preferred stock of $538,000, a loss per share applicable to common stockholders of $(0.25) for the three months ended June 30, 2014. The decrease in net loss was primarily related to the increase in revenues and gross profit, combined with the decrease in amortization of deferred financing costs, debt discounts and conversion options of $860,000, and the decrease in interest expense of $203,000, both related to the redemption of the $10 million secured promissory notes on December 31, 2014.

Financial Results, First Six Months of 2015 Compared to First Six Months of 2014

Revenues were $21.41 million for the six months ended June 30, 2015, comparable to $15.90 million for the same period in 2014, an increase of $5.51 million, or 34.7%. Revenues for our Payment Processing Segment increased $5.24 million, or 56.4%, for the six months ended June 30, 2015 compared to the same period in 2014. The increase was partially related to the acquisition of ACI on November 7, 2014, contributing $3.33 million of revenues, an increase of $1.46 million, or 40.0%, in our Third Party business and an increase of $602,000, or 13.5%, in direct merchant services revenues. Revenues for our Payroll Segment increased $251,000, or 3.8%, for the six months ended June 30, 2015 as compared to the same period in 2014. This increase was attributable to net growth in the volume of payroll and related payroll taxes processed in addition to revenues generated from our new HR and ACA services.

Operating income for the six months ended June 30, 2015 was $62,000, compared to an operating loss of $(1.03) million for the same period in 2014. Operating income (loss) includes depreciation and amortization expense of $1.76 million and $1.33 million for the six months ended June 30, 2015 and 2014, respectively. The increase in the operating income was attributable to an increase in gross profit of $1.96 million, partially offset by an increase in SG&A expenses of $393,000. SG&A expenses in the first half of 2015 included professional fees and settlement costs for non-recurring matters of $457,000. SG&A expenses in the first half of 2014 included professional fees and settlement costs for non-recurring matters of $780,000 and a non-cash loss on disposal of fixes assets of $237,000. Operating income (loss) was also affected by our significant investment in sales and technology personnel in 2014 as well as the first half of 2015.

Net loss for the six months ended June 30, 2015 was $(615,000), or a net loss applicable to common stockholders of $(3.08) million after accretion of convertible preferred stock of $2.46 million, a loss per share applicable to common stockholders of $(0.22), compared to a net loss of approximately $(3.76) million, or a net loss applicable to common stockholders of $(4.80) million after accretion of convertible preferred stock of $1.04 million, a loss per share applicable to common stockholders of $(0.41) for the six months ended June 30, 2014. The decrease in net loss was primarily related to the increase in revenues and gross profit, combined with the decrease in amortization of deferred financing costs, debt discounts and conversion options of $1.70 million, and the decrease in interest expense of $412,000, both related to the redemption of the $10 million secured promissory notes on December 31, 2014.

Conference Call

JetPay will conduct a conference call on Wednesday, August 19, 2015 at 9:00 AM EDT (6:00 AM PDT) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 793-3263 (International Dial-In (631) 485-4960), conference ID: 10446817. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 10446817. This will be available approximately two hours following the teleconference until Wednesday, August 26, 2015.

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing and other financial transactions. JetPay provides a one vendor solution for payment services, debit and credit card processing, ACH services, and payroll and tax processing needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company’s vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlement costs, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation

(000’s omitted)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating (loss) income	$(56)	$(1,070)	$62	$(1,027)
Change in fair value of contingent consideration liability	26	(8)	37	(8)
Amortization of intangibles	767	560	1,535	1,120
Depreciation	115	103	224	206

EBITDA	$852	$(415)	$1,858	$291

Professional fees for non-repetitive matters	225	108	449	298
Legal settlement costs	2	482	8	482
Non-cash stock option costs	64	88	142	168
Non-cash loss on disposal of fixed asset	-	237	-	237

Adjusted EBITDA	$1,143	$500	$2,457	$1,476

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward- looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Processing revenues	$10,566	$7,726	$21,410	$15,895
Cost of processing revenues	6,520	4,733	12,976	9,421

Gross profit	4,046	2,993	8,434	6,474

Selling, general and administrative expenses	3,194	3,408	6,576	6,183
Change in fair value of contingent consideration liability	26	(8)	37	(8)
Amortization of intangibles	767	560	1,535	1,120
Depreciation	115	103	224	206

Operating (loss) income	(56)	(1,070)	62	(1,027)

Other expenses (income)
Interest expenses	206	409	403	815
Amortization of deferred financing costs, debt discounts and conversion options	92	952	176	1,875
Change in fair value of derivative liability	-	(110)	-	(60)
Other income	(2)	(2)	(3)	(4)

Loss before income taxes	(352)	(2,319)	(514)	(3,653)

Income tax expense	43	52	101	104

Net loss	(395)	(2,371)	(615)	(3,757)
Accretion of convertible preferred stock	(1,249)	(538)	(2,465)	(1,047)

Net loss applicable to common stockholders	$(1,644)	$(2,909)	$(3,080)	$(4,804)

Basic and diluted loss per share applicable to common stockholders	$(0.12)	$(0.25)	$(0.22)	$(0.41)

Weighted average shares outstanding:
Basic and diluted	13,867,990	11,852,834	13,865,918	11,692,329

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2015	2014
ASSETS	Unaudited	Audited
Current assets:
Cash and cash equivalents	$5,228	$5,359
Restricted cash	231	1,386
Accounts receivable, less allowance for doubtful accounts	1,899	2,634
Settlement processing assets	13,362	18,893
Prepaid expenses and other current assets	601	828
Current assets before funds held for clients	21,321	29,100
Funds held for clients	34,366	40,833
Total current assets	55,687	69,933
Property and equipment, net	1,287	1,226
Goodwill	41,760	41,760
Identifiable intangible assets, net	25,357	26,892
Deferred financing costs, net	113	89
Other assets	4,547	4,502
Total assets	$128,751	$144,402

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,368	$1,571
Accounts payable and accrued expenses	8,532	9,153
Settlement processing liabilities	12,408	18,024
Deferred revenue and other current liabilities	1,698	3,770
Current liabilities before client fund obligations	25,006	32,518
Client fund obligations	34,366	40,833
Total current liabilities	59,372	73,351
Long-term debt and capital lease obligations, net of current portion	14,752	14,795
Deferred income taxes	284	284
Other liabilities	176	1,411
Total liabilities	74,584	89,841

Commitments and Contingencies

Redeemable Convertible Preferred Stock	32,244	29,779

Stockholders’ Equity	21,923	24,782
Total Liabilities and Stockholders’ Equity	$128,751	$144,402